                                                                     EXHIBIT 99


NEWS RELEASE

For Release:  March 23, 2001

Contact:  Dan DeLawder, President (740) 349-3746 or
          John Kozak, CFO (740) 349-3792

                       PARK NATIONAL CORPORATION ANNOUNCES
                                CLOSING OF MERGER

NEWARK, OHIO - Park National Corporation (AMEX/PRK) today announced the closing of the transaction contemplated by the merger agreement with Security Banc Corporation, Springfield, Ohio. The three subsidiaries of Security have become subsidiaries of Park. The shareholders of Security will receive .284436 Park common shares for each Security common share in a tax-free exchange. 3,350,000 Park common shares are expected to be issued. In lieu of fractional shares, Security shareholders will receive a cash payment based on a full share value of $88.02.

          Security Banc Corporation and its subsidiaries, The Security National Bank and Trust Co., The Citizens National Bank of Urbana, and The Third Savings and Loan Company serve banking customers from twenty-four offices in six counties located in central/western Ohio. At year-end 2000, Security Banc Corporation had $995 million in total consolidated assets. Separately, Security National Bank had $810 million of assets held in their trust department.

          As a result of the merger, Security's three financial institution subsidiaries will be affiliates of Park National Corporation. They will retain their separate identities and management in continuing to serve the banking needs of their customers and communities. Security's CEO, Harry O. Egger, joins the Park Board and will serve as Vice Chairman.

          Park National Corporation is an Ohio-based bank holding company headquartered in Newark, Ohio whose subsidiaries include The Park National Bank, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank, Farmers and Savings Division, United Bank, N.A., Second National Bank, Scope Leasing, Inc., and Guardian Finance. With the new financial institution affiliates, Park National Corporation has $4.2 billion in total consolidated assets, one hundred three financial service offices and one hundred four ATMs operating in twenty-six Ohio counties. Additionally, the affiliate banks hold $2.8 billion of trust assets with the addition of the new financial institutions.